Horizon Bancorp, Inc. Reports Second Quarter 2025 Results

Contact:	John R. Stewart, CFA
EVP, Chief Financial Officer
Phone:	(219) 814–5833
Fax:	(219) 874–9280
Date:	July 23, 2025

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Reports Strong Second Quarter 2025 Results Led by Continued Net Interest Margin Expansion

Michigan City, Indiana, July 23, 2025 (GLOBE NEWSWIRE) – (NASDAQ GS: HBNC) – Horizon Bancorp, Inc. (“Horizon” or the “Company”), the parent company of Horizon Bank (the “Bank”), announced its unaudited financial results for the three months ended June 30, 2025.

“Horizon’s second quarter earnings reflect the strength of the organization’s exceptional core community banking franchise. Strong loan growth, stable and granular core funding, excellent credit quality and prudent management of expenses fueled the quarter’s positive results and expanded on management’s commitment to improve the financial performance of the Company. The quarter was highlighted by a seventh consecutive quarter of net interest margin expansion, low net charge offs of 2 bps annualized and enhanced momentum in key performance metrics of ROAA and ROATCE", President and CEO, Thomas Prame stated. “We continue to show strength across our core community banking platform that is being driven by a disciplined approach to creating a more efficient balance sheet and effective deployment of capital. We are pleased with our results through the first six months of 2025, with reported earnings per share growing by 58% versus the comparable period a year ago, and look forward to continuing to create additional shareholder value throughout the remainder of the year.”

Net income for the three months ended June 30, 2025 was $20.6 million, or $0.47 per diluted share, compared to net income of $23.9 million, or $0.54, for the first quarter of 2025 and compared to net income of $14.1 million, or $0.32 per diluted share, for the second quarter of 2024. As previously disclosed, results in the first quarter of 2025 included the $7.0 million pre-tax gain on the sale of the Company's mortgage warehouse business.

Net income for the six months ended June 30, 2025 was $44.6 million, or $1.01 per diluted share, compared to net income of $28.1 million, or $0.64, for the six months ended June 30, 2024.

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results

Second Quarter 2025 Highlights

•Net interest income of $55.4 million increased 5.9% compared with $52.3 million for the three months ended March 31, 2025, and 22.3% compared with $45.3 million in the year ago period. Net interest margin, on a fully taxable equivalent ("FTE") basis1, expanded for the seventh consecutive quarter, to 3.23%, compared with 3.04% for the three months ended March 31, 2025 and 2.64% for the three months ended June 30, 2024.

•Total loans held for investment ("HFI") increased 6.2% compared to the linked quarter annualized, with strong organic commercial loan growth of $117.2 million, or 14.8% annualized. This growth was partially funded by the continued strategic runoff of lower yielding indirect auto loans of approximately $34.1 million.

•Funding continued to trend favorably, with non-time deposit balances remaining relatively flat for the fourth consecutive quarter and interest-bearing liability cost declining by another 2 bps during the quarter.

•Credit quality remained strong, with annualized net charge offs of 0.02% of average loans during the second quarter. Non-performing assets remain well within expected ranges, decreasing 12.4% from the prior quarter.

•Expenses continued to be well managed, up less than 1% from the first quarter of 2025. These results reflect management's commitment to generate higher earnings while maintaining a more efficient expense base.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results

	Financial Highlights
	(Dollars in Thousands Except Share and Per Share Data and Ratios)
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Income statement:
Net interest income	$55,354	$52,267	$53,127	$46,910	$45,279
Provision for credit loss expense	2,462	1,376	1,171	1,044	2,369
Non-interest income (loss)	10,920	16,499	(28,954)	11,511	10,485
Non-interest expense	39,417	39,306	44,935	39,272	37,522
Income tax expense (benefit)	3,752	4,141	(11,051)	(75)	1,733
Net Income (Loss)	$20,643	$23,943	$(10,882)	$18,180	$14,140

Per share data:
Basic earnings (loss) per share	$0.47	$0.55	$(0.25)	$0.42	$0.32
Diluted earnings (loss) per share	0.47	0.54	(0.25)	0.41	0.32
Cash dividends declared per common share	0.16	0.16	0.16	0.16	0.16
Book value per common share	18.06	17.72	17.46	17.27	16.62
Market value - high	15.88	17.76	18.76	16.57	12.74
Market value - low	12.92	15.00	14.57	11.89	11.29
Weighted average shares outstanding - Basic	43,794,490	43,777,109	43,721,211	43,712,059	43,712,059
Weighted average shares outstanding - Diluted	44,034,663	43,954,164	43,721,211	44,112,321	43,987,187
Common shares outstanding (end of period)	43,801,507	43,785,932	43,722,086	43,712,059	43,712,059

Key ratios:
Return on average assets	1.08%	1.25%	(0.56)%	0.92%	0.73%
Return on average stockholders' equity	13.24	12.44	(5.73)	9.80	7.83
Total equity to total assets	10.34	10.18	9.79	9.52	9.18
Total loans to deposit ratio	87.52	85.21	87.75	83.92	85.70
Allowance for credit losses to HFI loans	1.09	1.07	1.07	1.10	1.08
Annualized net charge-offs of average total loans (1)	0.02	0.07	0.05	0.03	0.05
Efficiency ratio	59.48	57.16	185.89	67.22	67.29

Key metrics (Non-GAAP) (2)
Net FTE interest margin	3.23%	3.04%	2.97%	2.66%	2.64%
Return on average tangible common equity	13.24	15.79	(7.35)	12.65	10.18
Tangible common equity to tangible assets	8.37	8.19	7.83	7.58	7.22
Tangible book value per common share	$14.32	$13.96	$13.68	$13.46	$12.80

(1) Average total loans includes loans held for investment and held for sale.
(2) Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results
Income Statement Highlights

Net Interest Income

Net interest income was $55.4 million in the second quarter of 2025, compared to $52.3 million in the first quarter of 2025, driven by the continued expansion of the Company's net FTE interest margin1, which increased to 3.23% for the second quarter of 2025, compared to 3.04% for the first quarter of 2025. Expansion was attributable to the favorable mix shift in average interest earning assets toward higher-yielding loans and in the average funding mix toward deposit balances, in addition to continued disciplined pricing strategies on both sides of the balance sheet. The second quarter net FTE interest margin did benefit by approximately seven basis points related to interest recoveries on certain commercial and residential loans.

Provision for Credit Losses

During the second quarter of 2025, the Company recorded a provision for credit losses of $2.5 million. This compares to a provision for credit losses of $1.4 million during the first quarter of 2025, and $2.4 million during the second quarter of 2024. The increase in the provision for credit losses during the second quarter of 2025 when compared with the first quarter of 2025 was primarily attributable to net growth in commercial loans HFI and changes in economic factors, partially offset by the reduction of specific reserves and the reserves for unfunded commitments in the current quarter.

For the second quarter of 2025, the allowance for credit losses included net charge-offs of $0.3 million, or an annualized 0.02% of average loans outstanding, compared to net charge-offs of $0.9 million, or an annualized 0.07% of average loans outstanding for the first quarter of 2025, and net charge-offs of $0.6 million, or an annualized 0.05% of average loans outstanding, in the second quarter of 2024.

The Company’s allowance for credit losses as a percentage of period-end loans HFI was 1.09% at June 30, 2025, compared to 1.07% at March 31, 2025 and 1.08% at June 30, 2024.

Non-Interest Income

For the Quarter Ended	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in Thousands)	2025	2025	2024	2024	2024
Non-interest Income
Service charges on deposit accounts	$3,208	$3,208	$3,276	$3,320	$3,130
Wire transfer fees	69	71	124	123	113
Interchange fees	3,403	3,241	3,353	3,511	3,826
Fiduciary activities	1,251	1,326	1,313	1,394	1,372
Loss on sale of investment securities	—	(407)	(39,140)	—	—
Gain on sale of mortgage loans	1,219	1,076	1,071	1,622	896
Mortgage servicing income net of impairment	375	385	376	412	450
Increase in cash value of bank owned life insurance	346	335	335	349	318
Other income	1,049	7,264	338	780	380
Total non-interest income (loss)	$10,920	$16,499	$(28,954)	$11,511	$10,485

Total non-interest income was $10.9 million in the second quarter of 2025, compared to non-interest income of $16.5 million in the first quarter of 2025. The decrease in non-interest income of $5.6 million is due to the sale of the Company's mortgage warehouse business to an unrelated third party in the first quarter of 2025, resulting in a pre-tax gain of $7.0 million that did not recur in the current period. Interchange fees and gain on sale of mortgage loans benefited from normal seasonality, while other categories remained relatively unchanged when compared with the prior period.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results

Non-Interest Expense

For the Quarter Ended	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in Thousands)	2025	2025	2024	2024	2024
Non-interest Expense
Salaries and employee benefits	$22,731	$22,414	$25,564	$21,829	$20,583
Net occupancy expenses	3,127	3,702	3,431	3,207	3,192
Data processing	2,951	2,872	2,841	2,977	2,579
Professional fees	735	826	736	676	714
Outside services and consultants	3,278	3,265	4,470	3,677	3,058
Loan expense	1,231	689	1,285	1,034	1,038
FDIC insurance expense	1,216	1,288	1,193	1,204	1,315
Core deposit intangible amortization	816	816	843	844	844
Merger related expenses	—	305	—	—	—
Other losses	245	228	371	297	515
Other expense	3,087	2,901	4,201	3,527	3,684
Total non-interest expense	$39,417	$39,306	$44,935	$39,272	$37,522

Total non-interest expense was $39.4 million in the second quarter of 2025, compared with $39.3 million in the first quarter of 2025. The increase in non-interest expense during the second quarter of 2025 when compared with the prior period was primarily driven by a $0.5 million increase in loan expense. The increase was partially offset by a $0.6 million decrease in net occupancy expenses. Additionally, the Company incurred $0.3 million of direct expenses related to the sale of the mortgage warehouse business in the prior period that did not recur in the current period.

Income Taxes

Horizon recorded a net tax expense of $3.8 million for the second quarter of 2025, representing an effective tax rate of 15.4%, which is consistent with the Company's estimated annual effective tax rate.

Balance Sheet Highlights

Total assets increased by $23.4 million, or 0.3%, to $7.7 billion as of June 30, 2025, from $7.6 billion as of March 31, 2025. The increase in total assets is primarily due to increases in loans HFI and non-interest earning cash, partially offset by a decrease in interest earning cash and investment securities. Total investment securities decreased by $24.2 million, or 1.2%, to $2.1 billion as of June 30, 2025. Total loans were $5.0 billion at June 30, 2025, an increase of $75.5 million from March 31, 2025 balances, due to organic commercial loan growth net of continued runoff in the indirect consumer portfolio.

Total deposits decreased by $66.0 million, or 1.1%, to $5.7 billion as of June 30, 2025 when compared to balances as of March 31, 2025. The decrease was partially related to a decline in time deposits of $51.9 million, or 4.2% and, to a lesser extent, a modest decrease in savings and money market deposits of $7.0 million, or 0.4%. Non-interest bearing deposit balances remained relatively unchanged in the current period. Total borrowings increased by $68.1 million during the quarter, to $880.3 million as of June 30, 2025. Balances subject to repurchase agreements increased by $7.2 million, to $95.1 million.

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results
Capital

The following table presents the consolidated regulatory capital ratios of the Company for the previous three quarters, and the Company’s preliminary estimate of its consolidated regulatory capital ratios for the quarter ended June 30, 2025:

For the Quarter Ended	June 30,	March 31,	December 31,	September 30,
	2025*	2025	2024	2024
Consolidated Capital Ratios
Total capital (to risk-weighted assets)	14.48%	14.26%	13.91%	13.45%
Tier 1 capital (to risk-weighted assets)	12.52	12.33	12.00	11.63
Common equity tier 1 capital (to risk-weighted assets)	11.52	11.32	11.00	10.68
Tier 1 capital (to average assets)	9.59	9.25	8.88	9.02
*Preliminary estimate - may be subject to change

As of June 30, 2025, the ratio of total stockholders’ equity to total assets is 10.34%. Book value per common share was $18.06, increasing $0.34 during the second quarter of 2025.

Tangible common equity1 totaled $627.1 million at June 30, 2025, and the ratio of tangible common equity to tangible assets1 was 8.37% at June 30, 2025, up from 8.19% at March 31, 2025. Tangible book value, which excludes intangible assets from total equity, per common share1 was $14.32, increasing $0.36 during the second quarter of 2025 behind the growth in retained earnings.

Credit Quality

As of June 30, 2025, total non-accrual loans decreased by $4.5 million, or 15.7%, from March 31, 2025, to 0.49% of total loans HFI. Total non-performing assets decreased $3.9 million, or 12.4%, to $27.5 million, compared to $31.4 million as of March 31, 2025. The ratio of non-performing assets to total assets decreased to 0.36% compared to 0.41% as of March 31, 2025.

As of June 30, 2025, net charge-offs decreased by $0.6 million to $0.3 million, compared to $0.9 million as of March 31, 2025 and remain just 0.02% annualized of average loans.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results
Earnings Conference Call

As previously announced, Horizon will host a conference call to review its second quarter financial results and operating performance.

Participants may access the live conference call on July 24, 2025 at 7:30 a.m. CT (8:30 a.m. ET) by dialing 833-974-2379 from the United States, 866-450-4696 from Canada or 1-412-317-5772 from international locations and requesting the “Horizon Bancorp, Inc. Call.” Participants are asked to dial in approximately 10 minutes prior to the call.

A telephone replay of the call will be available approximately one hour after the end of the conference through August 1, 2025. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada or 1–412–317-0088 from other international locations, and entering the access code 5878909.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.7 billion-asset commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP. Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, pre-tax, pre-provision net income, net interest margin, tangible stockholders’ equity and tangible book value per share, efficiency ratio, the return on average assets, the return on average common equity, and return on average tangible equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them. Horizon believes these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business and financial results without giving effect to one-time costs and non–recurring items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure. See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP information identified herein and its most comparable GAAP measures.

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results
Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon Bancorp, Inc. and its affiliates (collectively, “Horizon”). For these statements, Horizon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission (the “SEC”). Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: effects on Horizon’s business resulting from new U.S. domestic or foreign governmental trade measures, including but not limited to tariffs, import and export controls, foreign exchange intervention accomplished to offset the effects of trade policy or in response to currency volatility, and other restrictions on free trade; uncertain conditions within the domestic and international macroeconomic environment, including trade policy, monetary and fiscal policy, and conditions in the investment, credit, interest rate, and derivatives markets, and their impact on Horizon and its customers; current financial conditions within the banking industry; changes in the level and volatility of interest rates, changes in spreads on earning assets and changes in interest bearing liabilities; increased interest rate sensitivity; the aggregate effects of elevated inflation levels in recent years; loss of key Horizon personnel; increases in disintermediation; potential loss of fee income, including interchange fees, as new and emerging alternative payment platforms take a greater market share of the payment systems; estimates of fair value of certain of Horizon’s assets and liabilities; changes in prepayment speeds, loan originations, credit losses, market values, collateral securing loans and other assets; changes in sources of liquidity; legislative and regulatory actions and reforms; changes in accounting policies or procedures as may be adopted and required by regulatory agencies; litigation, regulatory enforcement, and legal compliance risk and costs; rapid technological developments and changes; cyber terrorism and data security breaches; the rising costs of cybersecurity; the ability of the U.S. federal government to manage federal debt limits; climate change and social justice initiatives; the inability to realize cost savings or revenues or to effectively implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; acts of terrorism, war and global conflicts, such as the Russia and Ukraine conflict and the Israel and Hamas conflict; and supply chain disruptions and delays. These and additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Horizon’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results

	Condensed Consolidated Statements of Income
	(Dollars in Thousands Except Per Share Data, Unaudited)
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Interest Income
Loans receivable	$78,618	$74,457	$76,747	$75,488	$71,880
Investment securities - taxable	5,941	6,039	6,814	8,133	7,986
Investment securities - tax-exempt	6,088	6,192	6,301	6,310	6,377
Other	830	2,487	3,488	957	738
Total interest income	91,477	89,175	93,350	90,888	86,981
Interest Expense
Deposits	26,053	25,601	27,818	30,787	28,447
Borrowed funds	8,171	9,188	10,656	11,131	11,213
Subordinated notes	829	829	829	830	829
Junior subordinated debentures issued to capital trusts	1,070	1,290	920	1,230	1,213
Total interest expense	36,123	36,908	40,223	43,978	41,702
Net Interest Income	55,354	52,267	53,127	46,910	45,279
Provision for credit loss expense	2,462	1,376	1,171	1,044	2,369
Net Interest Income after Provision for Credit Losses	52,892	50,891	51,956	45,866	42,910
Non-interest Income
Service charges on deposit accounts	3,208	3,208	3,276	3,320	3,130
Wire transfer fees	69	71	124	123	113
Interchange fees	3,403	3,241	3,353	3,511	3,826
Fiduciary activities	1,251	1,326	1,313	1,394	1,372
Gains (losses) on sale of investment securities	—	(407)	(39,140)	—	—
Gain on sale of mortgage loans	1,219	1,076	1,071	1,622	896
Mortgage servicing income net of impairment	375	385	376	412	450
Increase in cash value of bank owned life insurance	346	335	335	349	318
Other income	1,049	7,264	338	780	380
Total non-interest income (loss)	10,920	16,499	(28,954)	11,511	10,485
Non-interest Expense
Salaries and employee benefits	22,731	22,414	25,564	21,829	20,583
Net occupancy expenses	3,127	3,702	3,431	3,207	3,192
Data processing	2,951	2,872	2,841	2,977	2,579
Professional fees	735	826	736	676	714
Outside services and consultants	3,278	3,265	4,470	3,677	3,058
Loan expense	1,231	689	1,285	1,034	1,038
FDIC insurance expense	1,216	1,288	1,193	1,204	1,315
Core deposit intangible amortization	816	816	843	844	844
Merger related expenses	—	305	—	—	—
Other losses	245	228	371	297	515
Other expense	3,087	2,901	4,201	3,527	3,684
Total non-interest expense	39,417	39,306	44,935	39,272	37,522
Income (Loss) Before Income Taxes	24,395	28,084	(21,933)	18,105	15,873
Income tax expense (benefit)	3,752	4,141	(11,051)	(75)	1,733
Net Income (Loss)	$20,643	$23,943	$(10,882)	$18,180	$14,140
Basic Earnings (Loss) Per Share	$0.47	$0.55	$(0.25)	$0.42	$0.32
Diluted Earnings (Loss) Per Share	0.47	0.54	(0.25)	0.41	0.32

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results

	Condensed Consolidated Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended for the Period
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Assets
Interest earning assets
Federal funds sold	$2,024	$—	$—	$113,912	$34,453
Interest earning deposits	34,174	80,023	201,131	12,107	4,957
Interest earning time deposits	—	—	735	735	1,715
Federal Home Loan Bank stock	45,412	45,412	53,826	53,826	53,826
Investment securities, available for sale	231,999	231,431	233,677	541,170	527,054
Investment securities, held to maturity	1,819,087	1,843,851	1,867,690	1,888,379	1,904,281
Loans held for sale	2,994	3,253	67,597	2,069	2,440
Gross loans held for investment (HFI)	4,985,582	4,909,815	4,847,040	4,803,996	4,822,840
Total Interest earning assets	7,121,272	7,113,784	7,271,696	7,416,194	7,351,566
Non-interest earning assets
Allowance for credit losses	(54,399)	(52,654)	(51,980)	(52,881)	(52,215)
Cash	101,719	89,643	92,300	108,815	106,691
Cash value of life insurance	37,755	37,409	37,450	37,115	36,773
Other assets	148,773	143,675	152,635	119,026	165,656
Goodwill	155,211	155,211	155,211	155,211	155,211
Other intangible assets	8,592	9,407	10,223	11,067	11,910
Premises and equipment, net	93,398	93,499	93,864	93,544	93,695
Interest receivable	39,730	38,663	39,747	39,366	43,240
Total non-interest earning assets	530,779	514,855	529,450	511,263	560,961
Total assets	$7,652,051	$7,628,639	$7,801,146	$7,927,457	$7,912,526
Liabilities
Savings and money market deposits	$3,385,413	$3,393,371	$3,446,681	$3,420,827	$3,364,726
Time deposits	1,193,180	1,245,088	1,089,153	1,220,653	1,178,389
Borrowings	880,336	812,218	1,142,340	1,142,744	1,229,165
Repurchase agreements	95,089	87,851	89,912	122,399	128,169
Subordinated notes	55,807	55,772	55,738	55,703	55,668
Junior subordinated debentures issued to capital trusts	57,583	57,531	57,477	57,423	57,369
Total interest earning liabilities	5,667,408	5,651,832	5,881,301	6,019,749	6,013,486
Non-interest bearing deposits	1,121,163	1,127,324	1,064,818	1,085,535	1,087,040
Interest payable	14,007	11,441	11,137	11,400	11,240
Other liabilities	58,621	61,981	80,308	55,951	74,096
Total liabilities	6,861,199	6,852,578	7,037,564	7,172,635	7,185,862
Stockholders’ Equity
Preferred stock	—	—	—	—	—
Common stock	—	—	—	—	—
Additional paid-in capital	360,758	360,522	363,761	358,453	357,673
Retained earnings	466,497	452,945	436,122	454,050	442,977
Accumulated other comprehensive (loss)	(36,403)	(37,406)	(36,301)	(57,681)	(73,985)
Total stockholders’ equity	790,852	776,061	763,582	754,822	726,665
Total liabilities and stockholders’ equity	$7,652,051	$7,628,639	$7,801,146	$7,927,457	$7,912,527

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results

	Loans and Deposits
	(Dollars in Thousands, Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,	% Change
	2025	2025	2024	2024	2024	Q2'25 vs Q1'25	Q2'25 vs Q2'24
Loans:
Commercial real estate	$2,321,951	$2,262,910	$2,202,858	$2,105,459	$2,117,772	3%	10%
Commercial & Industrial	976,740	918,541	875,297	808,600	786,788	6%	24%
Total commercial	3,298,691	3,181,451	3,078,155	2,914,059	2,904,560	4%	14%
Residential Real estate	786,026	801,726	802,909	801,356	797,956	(2)%	(1)%
Mortgage warehouse	—	—	—	80,437	68,917	—%	(100)%
Consumer	900,865	926,638	965,976	1,008,144	1,051,407	(3)%	(14)%
Total loans held for investment	4,985,582	4,909,815	4,847,040	4,803,996	4,822,840	2%	3%
Loans held for sale	2,994	3,253	67,597	2,069	2,440	(8)%	23%
Total loans	$4,988,576	$4,913,068	$4,914,637	$4,806,065	$4,825,280	2%	3%

Deposits:
Interest bearing deposits	$1,713,058	$1,713,991	$1,767,983	$1,688,998	$1,653,508	—%	4%
Savings and money market deposits	1,672,355	1,679,380	1,678,697	1,731,830	1,711,218	—%	(2)%
Time deposits	1,193,180	1,245,088	1,089,153	1,220,653	1,178,389	(4)%	1%
Total Interest bearing deposits	4,578,593	4,638,459	4,535,833	4,641,481	4,543,115	(1)%	1%
Non-interest bearing deposits
Non-interest bearing deposits	1,121,164	1,127,324	1,064,819	1,085,534	1,087,040	(1)%	3%
Total deposits	$5,699,757	$5,765,784	$5,600,652	$5,727,015	$5,630,155	(1)%	1%

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results

	Average Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)
Assets
Interest earning assets
Interest earning deposits (incl. Fed Funds Sold)	$72,993	$830	4.56%	$223,148	$2,487	4.52%	$55,467	$738	5.35%
Federal Home Loan Bank stock	45,412	1,075	9.49%	51,769	1,012	7.93%	53,827	1,521	11.36%
Investment securities - taxable (1)	959,238	4,867	2.03%	974,109	5,027	2.09%	1,309,305	6,465	1.99%
Investment securities - non-taxable (1)	1,100,731	7,706	2.81%	1,120,249	7,838	2.84%	1,132,065	8,072	2.87%
Total investment securities	2,059,969	12,573	2.45%	2,094,358	12,865	2.49%	2,441,370	14,537	2.39%
Loans receivable (2) (3)	4,947,093	79,000	6.41%	4,865,449	74,840	6.24%	4,662,124	72,208	6.23%
Total interest earning assets	7,125,467	93,478	5.26%	7,234,724	91,204	5.11%	7,212,788	89,004	4.96%
Non-interest earning assets
Cash and due from banks	86,316			88,624			108,319
Allowance for credit losses	(52,560)			(51,863)			(50,334)
Other assets	472,175			483,765			508,555
Total average assets	$7,631,398			$7,755,250			$7,779,328

Liabilities and Stockholders' Equity
Interest bearing liabilities
Interest bearing demand deposits	$1,727,713	$6,803	1.58%	$1,750,446	$6,491	1.50%	$1,656,523	$7,081	1.72%
Saving and money market deposits	1,651,866	8,200	1.99%	1,674,590	8,263	2.00%	1,677,967	9,733	2.33%
Time deposits	1,233,582	11,050	3.59%	1,212,386	10,847	3.63%	1,134,590	11,633	4.12%
Total Deposits	4,613,161	26,053	2.27%	4,637,422	25,601	2.24%	4,469,080	28,447	2.56%
Borrowings	847,862	7,777	3.68%	971,496	8,772	3.66%	1,184,172	10,278	3.49%
Repurchase agreements	88,058	394	1.79%	88,469	416	1.91%	125,144	935	3.00%
Subordinated notes	55,785	829	5.96%	55,750	829	6.03%	55,647	829	5.99%
Junior subordinated debentures issued to capital trusts	57,550	1,070	7.46%	57,497	1,290	9.10%	57,335	1,213	8.51%
Total interest bearing liabilities	5,662,416	36,123	2.56%	5,810,634	36,908	2.58%	5,891,378	41,702	2.85%
Non-interest bearing liabilities
Demand deposits	1,114,982			1,085,826			1,080,676
Accrued interest payable and other liabilities	64,465			78,521			80,942
Stockholders' equity	789,535			780,269			726,332
Total average liabilities and stockholders' equity	$7,631,398			$7,755,250			$7,779,328
Net FTE interest income (non-GAAP) (5)		$57,355			$54,296			$47,302
Less FTE adjustments (4)		2,001			2,029			2,023
Net Interest Income		$55,354			$52,267			$45,279
Net FTE interest margin (Non-GAAP) (4)(5)			3.23%			3.04%			2.64%
(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.
(2) Includes fees on loans held for sale and held for investment. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non-accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company's performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax-exempt loans and securities to an FTE basis utilizing a 21% tax rate.

(5) Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.
(6) Includes dividend income on Federal Home Loan Bank stock

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results

	Credit Quality
	(Dollars in Thousands Except Ratios, Unaudited)
	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	% Change
	2025	2025	2024	2024	2024	Q2'25 vs Q1'25	Q2'25 vs Q2'24
Non-accrual loans
Commercial	$7,547	$8,172	$5,658	$6,830	$4,321	(8)%	75%
Residential Real estate	9,525	12,763	11,215	9,529	8,489	(25)%	12%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	7,222	7,875	8,919	7,208	5,453	(8)%	32%
Total non-accrual loans	24,294	28,810	25,792	23,567	18,263	(16)%	33%
90 days and greater delinquent - accruing interest	2,113	1,582	1,166	819	1,039	34%	103%
Total non-performing loans	$26,407	$30,392	$26,958	$24,386	$19,302	(13)%	37%

Other real estate owned
Commercial	$176	$360	$407	$1,158	$1,111	(51)%	(84)%
Residential Real estate	463	641	—	—	—	—%	—%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	480	34	17	36	57	1311%	742%
Total other real estate owned	1,119	1,035	424	1,194	1,168	8%	(4)%

Total non-performing assets	$27,526	$31,427	$27,382	$25,580	$20,470	(12)%	34%

Loan data:
Accruing 30 to 89 days past due loans	$31,401	$19,034	$23,075	$18,087	$19,785	65%	59%
Substandard loans	64,100	66,714	64,535	59,775	51,221	(4)%	25%
Net charge-offs (recoveries)
Commercial	$84	$(47)	$(32)	$(52)	$57	(279)%	47%
Residential Real estate	52	(47)	(10)	(9)	(4)	(211)%	(1400)%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	118	963	668	439	534	(88)%	(78)%
Total net charge-offs	$254	$869	$626	$378	$587	(71)%	(57)%

Allowance for credit losses
Commercial	$34,413	$32,640	$30,953	$32,854	$31,941	5%	8%
Residential Real estate	3,229	3,167	2,715	2,675	2,588	2%	25%
Mortgage warehouse	—	—	—	862	736	—%	(100)%
Consumer	16,757	16,847	18,312	16,490	16,950	(1)%	(1)%
Total allowance for credit losses	$54,399	$52,654	$51,980	$52,881	$52,215	3%	4%

Credit quality ratios
Non-accrual loans to HFI loans	0.49%	0.59%	0.53%	0.49%	0.38%
Non-performing assets to total assets	0.36%	0.41%	0.35%	0.32%	0.26%
Annualized net charge-offs of average total loans	0.02%	0.07%	0.05%	0.03%	0.05%
Allowance for credit losses to HFI loans	1.09%	1.07%	1.07%	1.10%	1.08%

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results

		Non–GAAP Reconciliation of Net Fully-Taxable Equivalent ("FTE") Interest Margin
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
		2025	2025	2024	2024	2024
Interest income (GAAP)	(A)	$91,477	$89,175	$93,350	$90,888	$86,981
Taxable-equivalent adjustment:
Investment securities - tax exempt (1)		1,619	1,646	1,675	1,677	1,695
Loan receivable (2)		382	383	395	340	328
Interest income (non-GAAP)	(B)	93,478	91,204	95,420	92,905	89,004
Interest expense (GAAP)	(C)	36,123	36,908	40,223	43,978	41,702
Net interest income (GAAP)	(D) =(A) - (C)	$55,354	$52,267	$53,127	$46,910	$45,279
Net FTE interest income (non-GAAP)	(E) = (B) - (C)	$57,355	$54,296	$55,197	$48,927	$47,302
Average interest earning assets	(F)	7,125,467	7,234,724	7,396,178	7,330,263	7,212,788
Net FTE interest margin (non-GAAP)	(G) = (E*) / (F)	3.23%	3.04%	2.97%	2.66%	2.64%

(1) The following represents municipal securities interest income for investment securities classified as available-for-sale and held-to-maturity
(2) The following represents municipal loan interest income for loan receivables classified as held for sale and held for investment
*Annualized

		Non–GAAP Reconciliation of Return on Average Tangible Common Equity
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
		2025	2025	2024	2024	2024

Net income (loss) (GAAP)	(A)	$20,643	$23,941	$(10,882)	$18,180	$14,140

Average stockholders' equity	(B)	$789,535	$780,269	$755,340	$738,372	$726,332
Average intangible assets	(C)	164,320	165,138	165,973	166,819	167,659
Average tangible equity (Non-GAAP)	(D) = (B) - (C)	$625,215	$615,131	$589,367	$571,553	$558,673
Return on average tangible common equity ("ROACE") (non-GAAP)	(E) = (A*) / (D)	13.24%	15.48%	(7.35)%	12.65%	10.18%
*Annualized

		Non–GAAP Reconciliation of Tangible Common Equity to Tangible Assets
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
		2025	2025	2024	2024	2024
Total stockholders' equity (GAAP)	(A)	$790,852	$776,061	$763,582	$754,822	$726,665
Intangible assets (end of period)	(B)	163,802	164,618	165,434	166,278	167,121
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$627,050	$611,443	$598,148	$588,544	$559,544

Total assets (GAAP)	(D)	$7,652,051	$7,628,636	$7,801,146	$7,927,457	$7,912,527
Intangible assets (end of period)	(B)	163,802	164,618	165,434	166,278	167,121
Total tangible assets (non-GAAP)	(E) = (D) - (B)	$7,488,249	$7,464,018	$7,635,712	$7,761,179	$7,745,406

Tangible common equity to tangible assets (Non-GAAP)	(G) = (C) / (E)	8.37%	8.19%	7.83%	7.58%	7.22%

Horizon Bancorp, Inc. Reports Second Quarter 2025 Results

		Non–GAAP Reconciliation of Tangible Book Value Per Share
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
		2025	2025	2024	2024	2024
Total stockholders' equity (GAAP)	(A)	$790,852	$776,061	$763,582	$754,822	$726,665
Intangible assets (end of period)	(B)	163,802	164,618	165,434	166,278	167,121
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$627,050	$611,443	$598,148	$588,544	$559,544
Common shares outstanding	(D)	43,801,507	43,786,000	43,722,086	43,712,059	43,712,059

Tangible book value per common share (non-GAAP)	(E) = (C) / (D)	$14.32	$13.96	$13.68	$13.46	$12.80